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                                                                    Exhibit 99.2


Investor Relations

William H. White Appointed to the Board of Directors for BJ Services Company



HOUSTON, Jan. 22 /PRNewswire-FirstCall/ -- BJ Services Company (NYSE: BJS; CBOE;
PCX) today appointed William H. White to serve as a Director for BJ Services Company. Mr. White was also appointed to serve on the Audit Committee and the Nominating & Governance Committee of the Company.

Mr. White is President and CEO of WEDGE Group Incorporated, a Houston-based diversified firm with investments in engineering and construction, oil and gas services, hotel and real estate businesses. From 1993 to 1995 Mr. White served as Deputy Secretary of Energy of the United States and in this capacity served in a variety of roles to improve energy related programs. Presently Mr. White serves on the Executive Committee of the Greater Houston Partnership, numerous independent councils and the board of several civic and charitable organizations, including Baylor College of Medicine, PEW Hispanic Center and the Center for Houston's Future.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

SOURCE BJ Services Company